UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	June 30, 2017

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On June 30, 2017, AmTrust Financial Services, Inc.’s (the “Company”) direct subsidiaries, AmTrust International Insurance Ltd., Technology Insurance Company, Inc. and Wesco Insurance Company (collectively, the “AmTrust Ceding Companies”), entered into an Aggregate Reinsurance Agreement (the “Reinsurance Agreement”) pursuant to which liabilities in respect of occurrences or claims made prior to April 1, 2017 (the “Cutoff Date”) under any insurance contract issued by any of the Company’s wholly-owned insurance subsidiaries (the “AmTrust Reinsured Group,” and such occurrences or claims, the “Subject Business”) will be reinsured by Premia Reinsurance Ltd. (“Premia”), a subsidiary of Premia Holdings Ltd., a Bermuda reinsurer whose majority shareholders are Arch Capital Group Limited and private equity firm Kelso & Company.

Under the Reinsurance Agreement, Premia will pay the AmTrust Ceding Companies for ultimate net losses paid by the AmTrust Reinsured Group in respect of Subject Business in excess of a retention of $5.963 billion, subject to an aggregate limit of $1.025 billion (the “Limit”), which provides $400 million of coverage in excess of the Company’s carried loss reserves as of March 31, 2017 in the amount of approximately $6.59 billion. Ultimate net losses are determined net of all recoveries, salvages and/or subrogation actually recovered by the AmTrust Reinsured Group and net of all third-party reinsurance recoverable. The AmTrust Ceding Companies retain risk of collection on such third-party reinsurance.

Premia will collateralize its obligations under the Reinsurance Agreement by establishing one or more trust accounts (the “Trust Account”) with a third-party trustee for the benefit of the AmTrust Ceding Companies. The reinsurance premium payable by the AmTrust Ceding Companies (as described below) will be deposited into the Trust Account, and Premia will initially deposit an additional $100 million into the Trust Account at the time such account is established. Thereafter, Premia will deposit additional collateral into the Trust Account in accordance with an agreed schedule, subject to the Limit.

In consideration of the coverage provided under the Reinsurance Agreement, the AmTrust Ceding Companies will pay a reinsurance premium of $675 million for Premia’s assumption of $625 million in carried reserves and $400 million in coverage in excess of the carried reserves not later than 180 days following June 30, 2017. The AmTrust Ceding Companies will owe interest thereon at a rate of 3.75% per annum from July 1, 2017 to the date of payment on any portion of such premium not paid on or before July 10, 2017. The premium will be deposited into the Trust Account.

The AmTrust Ceding Companies will retain sole responsibility for claims handling and adjudication, and Premia has various access, association and consultation rights. The AmTrust Ceding Companies will pay to Premia a claims administration monitoring fee of $1 million, payable annually for up to thirty years, which shall terminate upon the first to occur of (i) payment of the 30th such annual payment by the AmTrust Ceding Companies; (ii) the date that Premia has paid an aggregate net amount equal to the Limit; and (iii) in the event that Premia or Premia’s designated agent were to assume claims handling services as further described below, the date that Premia or its designated agent assumed such claims handling services.

Premia has a right of first refusal on any material third-party claims administration services relating to the Subject Business that the AmTrust Reinsured Group outsources during the term of the Reinsurance Agreement, subject to certain exclusions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	July 6, 2017

/s/ Stephen Ungar
Stephen Ungar
SVP, General Counsel and Secretary